Exhibit 21.1

ENTITY	JURISDICTION OF INCORPORATION	D/B/A JURISDICTION
Victor Capital Group, L.P.	Delaware
VIC, Inc.	Delaware	Vic NY
Capital Trust RE CDO 2004-1 Corp.	Delaware
Capital Trust RE CDO 2004-1 LTD	Cayman Islands
Capital Trust RE CDO Depositor, Corp.	Delaware
CT RE CDO 2004-1 Sub, LLC	Delaware
CT LF Funding Corp.	Delaware
CT BSI Funding Corp.	Delaware
CT-F2-GP, LLC	Delaware
CT-F2-LP, LLC	Delaware
CT Investment Management Co., LLC	Delaware
CT RE CDO 2005-1 Corp.	Delaware
Capital Trust RE CDO 2005-1 LTD	Cayman Islands
CT RE CDO 2005-1 Sub, LLC	Delaware
CT CDO III, LLC	Delaware
CT CDO III LTD.	Cayman Islands
CT CDO III Corp.	Delaware
CT Preferred Trust I	Delaware
CT Preferred Trust II	Delaware
CT CDO IV, LLC	Delaware
CT CDO IV LTD.	Cayman Islands
CT CDO IV Corp.	Delaware
CTIMCO Operating Subsidiary, LLC	Delaware
CT Large Loan Manager, LLC	Delaware
CT High Grade Mezzanine Manager, LLC	Delaware